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                                                                     Exhibit 11

Computation of Diluted Earnings Per Share (Unaudited)
(In millions, except share and per share data)

                                                      Year ended December 31,
                                                      ------------------------
                                                       2001     2000    1999
                                                      -------  ------- -------
 Earnings:
 Net income (loss)................................... $(337.7) $ 110.6 $ 212.6
 Shares:
 Weighted average number of
    Shares of common stock outstanding...............  31,052   30,439  31,516
    Weighted average additional shares
        Assuming conversion of stock options (1).....      --    1,137     861
                                                      -------  ------- -------
        Shares--diluted basis........................  31,052   31,576  32,377
 Diluted earnings (loss) per share................... $(10.86) $  3.50 $  6.57

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(1) The weighted average additional shares of 77.0 thousand for the nine months ended December 30, 2001, assuming conversion of stock options, were not included in the computation of diluted earnings per share because to do so would have had an antidilutive effect on the computation.